Exhibit 99.1

OPEN LENDING AND NEBULA ACQUISITION CORPORATION ANNOUNCE

BUSINESS COMBINATION AGREEMENT

Open Lending to be Publicly Listed Company with Estimated $1.3 Billion Enterprise Value upon Consummation of Transaction

SAN FRANCISO, CA and AUSTIN, TX, January 6, 2020 – Open Lending, LLC (“Open Lending”), a leading provider of lending enablement and risk analytics solutions to financial institutions, and Nebula Acquisition Corporation (NASDAQ: NEBU) (“Nebula”), a special purpose acquisition company sponsored by True Wind Capital, L.P. (“True Wind”), today announced that they have entered into a definitive business combination agreement. Under the terms of the agreement, Nebula will acquire Open Lending through a new Delaware holding company (the “Company”), which will become a publicly-listed entity with an implied estimated enterprise value at closing of approximately $1.3 billion.

The consideration payable to the stockholders of Open Lending will consist of a combination of cash and shares of common stock of the Company. In addition to the $275 million of cash held in Nebula’s trust account (assuming no redemptions), additional investors have committed to participate in the transaction through a $200 million private placement of common stock at $10.00 per share anchored by True Wind and several noteworthy and leading fundamental investors.

Open Lending is a lending enablement platform for the automotive finance market powered by proprietary data, advanced decisioning analytics, an innovative insurance structure and scaled distribution. The platform enables near-prime consumers, approximately 50% of borrowers today, to finance their vehicles at more attractive rates when compared to traditional lending alternatives, while presenting a similar risk profile to the lender as that of a prime borrower. Furthermore, Open Lending’s technology platform unlocks value for a diverse partner ecosystem, benefitting dealers, lenders, insurers and OEM’s. Through the platform, Open Lending facilitated over $1.7 billion of automotive loans in 2019 for over 275 financial institutions, taking no balance sheet risk. Open Lending management expects EBITDA margins to exceed 50% and organic revenue growth to top 80% in 2020, representing over 140,000 loans facilitated.

Upon the close of the transaction, the Company intends to change its name to Open Lending Corporation and is expected to trade on The Nasdaq Stock Market under a new ticker symbol. Open Lending’s management team, led by John Flynn, Co-Founder, President and Chief Executive Officer and Ross Jessup, Co-Founder, CFO, and COO, will continue to lead the Company. Open Lending’s management team is expected to roll 70% of their existing equity interests in the business. Open Lending’s existing minority investor, Bregal Sagemount (“Bregal”), a prominent growth equity firm, will continue as a public stockholder. To facilitate the transaction and maximize future public market performance, Nebula’s sponsor and management team have agreed to forfeit all of their founder warrants and Nebula intends to launch a solicitation to retire all outstanding public warrants.

John Flynn, Co-Founder, President, and CEO of Open Lending, commented, “We are immensely proud of Open Lending’s accomplishments since our founding over 15 years ago, and we are excited to lead the next stage of development alongside the True Wind team. We believe there is significant runway for new growth opportunities within our existing base of credit unions and banks as well as through untapped opportunities such as OEM captive partnerships.”

Adam Clammer, Co-CEO of Nebula and Founding Partner of True Wind, said, “Open Lending’s ability to demonstrate consistent organic growth and high levels of profitability represents an exciting investment opportunity within the risk-based analytics ecosystem. John and his team have developed a highly-scalable technology platform that helps hard working consumers get into a new or used car at the best rate possible. We look forward to partnering with Open Lending’s management team and Bregal at this exciting inflection point in the company’s growth.”

Transaction Summary

The transaction reflects an implied estimated enterprise value at closing of $1.3 billion, representing a 12.2x multiple to 2020 expected EBITDA of $109 million. The cash component of the purchase price to be paid to the equity holders of Open Lending is expected to be funded by Nebula’s cash in trust, up to $225 million of privately rated institutional debt financing, and a $200 million private placement raised at $10.00 per share. The balance of the consideration payable to the existing Open Lending equity holders will consist of shares of common stock of the Company. Existing Open Lending equity holders have the potential to receive an earnout of additional shares of common stock of the Company, if certain stock price targets are met as set forth in the definitive business combination agreement. Open Lending management, Bregal, and other existing equity holders will remain majority owners of the Company. Current shareholders of Nebula will also become shareholders of the Company and will exchange their shares of Nebula common stock for common stock of the Company on a share for share basis.

The transaction has been unanimously approved by the boards of both Open Lending and Nebula. Completion of the transaction is subject to approval by the stockholders of Nebula and Open Lending and certain other closing conditions. The transaction is expected to close in the second quarter of 2020.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov. In addition, the Company intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus of Nebula, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Financial Technology Partners and FTP Securities (“FT Partners”) served as strategic and financial advisor and Goodwin Procter LLP as legal counsel to Open Lending in connection with the transaction. Deutsche Bank Securities and Goldman Sachs & Co. LLC are acting as capital markets advisors, financial advisors, and private placement agents, and Greenberg Traurig, LLP is acting as legal counsel to Nebula in connection with the transaction. On the concurrent debt financing, UBS Investment Bank is acting as sole arranger.

Conference Call Information

At 10:00am ET on January 6, 2020, Nebula will be holding an investor conference call to discuss the transaction. For those who wish to participate, the domestic toll-free access number is (888) 820-4544 and the international toll-free access number is (470) 279-3876. Once connected with the operator, please provide the Conference ID number of 269278 and request access to the Nebula and Open Lending Investor Call.

A replay of the call will also be available from 1:00pm ET on January 6, 2020, until 11:59pm ET on March 31, 2020. To access the replay, the domestic toll-free access number is (855) 213-8235 and the international toll-free access number is (571) 982-7683 and participants should provide the pin code of 269278# and request access to the Nebula and Open Lending Investor Call.

About Nebula Acquisition Corporation

Nebula Acquisition Corporation, sponsored by True Wind Capital and led by Adam H. Clammer and James H. Greene, Jr., is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the technology industry.

About Open Lending

Open Lending, through its flagship product, Lenders Protection, offers loan analytics, risk-based pricing, risk modeling and default insurance, ensuring profitable auto loan portfolios for financial institutions throughout the United States. For more information, please visit www.OpenLending.com.

About True Wind Capital

True Wind Capital is a San Francisco-based private equity firm focused on investing in leading technology companies with a broad mandate including software, data analytics, tech-enabled services, internet, financial technology, and hardware. True Wind Capital is a value-added partner, providing support and expertise that is rooted in its teams’ 75+ years of collective investing experience. Mr. Adam H. Clammer and Mr. James H. Greene, Jr., are the founding partners of True Wind Capital.

About Bregal Sagemount

Bregal Sagemount is a growth-focused private capital firm with $3 billion in committed capital. The firm provides flexible capital and strategic assistance to market-leading companies in high-growth sectors across a wide variety of transaction situations. Bregal Sagemount invests $15 million to $250 million per transaction into targeted sectors including software, digital infrastructure, healthcare IT / services, business and consumer services, and financial technology / specialty finance. For more information, please visit www.sagemount.com.

Important Information and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form S-4 to be filed with the SEC by the Company that will include a proxy statement for the stockholders of Nebula that also constitutes a prospectus of the Company. Nebula urges investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about Nebula, Open Lending and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to stockholders of Nebula as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the proxy statement/prospectus, without charge, by directing a request to: Nebula Acquisition Corporation, Four Embarcadero Center, Suite 2350, San Francisco, CA 94111. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Nebula, Open Lending and the Company and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Nebula is set forth in Nebula’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 15, 2019. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the potential transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Nebula, Open Lending or the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding 2020 EBITDA and EBITDA margin, projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, Nebula’s ability to enter into definitive agreements or consummate a transaction with Open Lending and Nebula’s ability to obtain the financing necessary to consummate the potential transaction. These statements are based on various assumptions and on the current expectations of Nebula’s and Open Lending’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Nebula and Open Lending. These forward looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions, applicable taxes, inflation, interest rates and the regulatory environment, the outcome of judicial proceedings to which Open Lending [is or] may become a party, the inability of the parties to enter into definitive agreements or consummate the proposed transaction; the risk that the approval of the stockholders of Nebula or Open Lending for the potential transaction is not obtained; failure to realize the anticipated benefits of the potential transaction, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of Nebula and Open Lending; the amount of redemption requests made by Nebula’s stockholders; those factors discussed in Nebula’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 under the heading “Risk Factors,” and other documents of Nebula filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Nebula, Open Lending and the Company presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Nebula’s and Open Lending’s expectations, plans or forecasts of future events and views as of the date of this press release. Nebula and Open Lending anticipate that subsequent events and developments will cause their assessments to change. However, while Nebula and Open Lending may elect to update these forward-looking statements at some point in the future, Nebula and Open Lending specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Nebula’s or Open Lending’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measure and Related Information

This press release references EBITDA and EBITDA margin, which are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures do not have a standardized meaning, and the definition of EBITDA used by Open Lending may be different from other, similarly named non-GAAP measures used by others. In addition, such financial information is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in future filings by the Company with the SEC.

Contacts

Dara Dierks

ICR, Inc.

openlending@icrinc.com

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